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         Adding liquidity to valuable economic interests and important asset classes throughout the world.




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Claymore MACROshares are innovative financial products designed to deliver the positive or inverse performance of important global asset classes and economic indicators that are either difficult to own, have high entry or exit costs, or may have no direct liquidity for broad investor groups.


Claymore MACROshares track the performance of a benchmark price without directly holding the real asset being tracked or owning listed derivative contracts on the real asset. Claymore Securities and MacroMarkets have partnered to bring this innovative structure to the exchange-traded product marketplace.

             Where exchanged-traded funds end, MACROshares begin.

MACRO Securities Depositor, LLC, a Delaware limited liability company which is acting as the depositor for these trusts, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MACRO Securities Depositor, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 345-7999. You may also request a copy of the prospectus by accessing the Claymore MACROshares web site at www.claymoremacroshares.com.